Exhibit 99.1

SECOND AMENDMENT TO THE EVOLUTION PETROLEUM CORPORATION 2004 AMENDED AND RESTATED STOCK PLAN

Pursuant to Section 16 of the Evolution Petroleum Corporation 2004 Amended and Restated Stock Plan (the “Plan”), the Board of Directors of the Evolution Petroleum Corporation (the Corporation) hereby amends Section 7(i) and Section 10 the Plan. This Second Amendment of the Plan (the “Second Amendment”) is effective as of the date hereof, as stockholder approval of this Second Amendment is not required under the terms of the Plan.

1.              PURPOSE OF THE AMENDMENT.

The Corporation wishes to amend provisions of Section 7(i) of the Plan to clarify the methods of payment of withholding taxes relating to certain option exercises and Section 10 of the Plan to clarify that any Non-Qualified Stock Options may be exercised by the holder thereof in the manner as provided in the Plan, and in addition, that any holder of such Non-Qualified Stock Options may at its election be permitted to effect a cashless exercise of such option.

2.              AMENDMENT.

a.              Section 7(i) of the Plan is hereby amended and restated in its entirety as follows:

(i)                                     Withholding Taxes

As a condition to the exercise of an Option, the Optionee shall make such arrangements as the Administrator may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise, which may methods may include with the approval of the Administrator, the Optionee tendering a cash payment (or its equivalent) to the Corporation, or with respect to a Non-statutory Stock Option, authorizing the Corporation to withhold shares from the shares otherwise issuable to the Optionee or by the Optionee delivering to the Corporation shares already owned by the Optionee. The Optionee shall also make such arrangements as the Administrator may require for the satisfaction of any federal, state, local, or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

b.              Section 10 of the Plan is hereby amended and restated in its entirety as follows:

“10. PAYMENT FOR SHARES

(a) General Rule. The entire Share Acquisition Price or Option Purchase Price of Shares issued under the Plan shall be payable by the Participant in cash or cash equivalents at the time when such Shares are purchased, except as otherwise provided in this Section 10.

(b) Surrender of Stock. To the extent that an Option Agreement so provides or with respect to any Non-Statutory Stock Option, all or any part of the Option Purchase Price may be paid by surrendering, or attesting to the ownership of, Shares that are already owned by the Optionee. Such Shares shall be surrendered to the Corporation in good form for transfer and shall be valued at their Fair Market Value on the date the Option is exercised.

(c) Services Rendered. At the discretion of the Administrator, Shares may be awarded under the Plan in consideration of services rendered prior to the award to the Corporation or a Subsidiary.

(d) Promissory Note. To the extent that an Option Agreement or Stock Purchase Agreement so provides, all or a portion of the Option Purchase Price or Share Acquisition Price (as the case may be) of Shares issued under the Plan may be paid with a full-recourse promissory note. However, the par value of the Shares, if newly issued, shall be paid in cash or cash equivalents. The Shares shall be pledged as security for payment of the principal amount of the promissory note and interest thereon. The interest rate payable under the terms of the promissory note shall not be less than the minimum rate (if any) required to avoid the imputation of additional interest under the Code. Subject to the foregoing, the Administrator (in its sole discretion) shall specify the term, interest rate, amortization requirements (if any), and other provisions of such note.

(e) Exercise/Sale. To the extent that an Option Agreement so provides or with respect to a Non-Statutory Stock Option, and if Common Stock is publicly traded, payment of the Option Purchase Price with respect to an Option may be made all or in part by the delivery (on a form prescribed by the Corporation) of an irrevocable direction to a securities broker approved by the Corporation to sell Shares and to deliver all or part of the sales proceeds to the Corporation in payment of all or part of the Option Purchase Price and any withholding taxes.

(f) Exercise/Pledge. To the extent that an Option Agreement so provides or with respect to a Non-Statutory Stock Option, and if Common Stock is publicly traded, payment of the Option Purchase Price with respect to an Option may be made all or in part by the delivery (on a form prescribed by the Corporation) of an irrevocable direction to pledge Shares to a securities broker or lender approved by the Corporation, as security for a loan, and to deliver all or part of the loan proceeds to the Corporation in payment of all or part of the Option Purchase Price and any withholding taxes.

(g) Surrender of Options.  With respect to a Non-Statutory Stock Option, payment may be made all or in part by a reduction in the number of shares otherwise deliverable upon exercise of such option with a Fair Market Value equal to the aggregate Exercise Price at the time of exercise.”

3.              GENERAL.  This Second Amendment amends only the provisions of the Plan as noted above, and those provisions not expressly amended shall remain in full force and effect.  This Second Amendment shall be effective as of the date of approval by the Compensation Committee of the Board of Directors and the Board of Directors of the Company,

4.              EXECUTION.  To record the adoption of this Second Amendment by the Board on this 10th day of October, 2013, the Corporation has caused an authorized officer to affix his name hereto.

EVOLUTION PETROLEUM CORPORATION

By:	/s/ Robert S. Herlin

Robert S. Herlin, President and CEO